UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/05/2007

ENTRUST INC
(Exact name of registrant as specified in its charter)

Commission File Number:  000-24733

MD	621670648
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Hanover Park, 16633 Dallas Parkway, Suite 800, Addison, TX 75001
(Address of principal executive offices, including zip code)

972-713-5819
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 1, 2007 Hans Ydema, Senior Vice President, EMEA Sales for Entrust, Inc (the "Company") resigned his position as managing director of Entrust GmbH, a wholly owned subsidiary of the Company. On March 1, 2007 Mr. Ydema and Entrust GmbH entered into a Separation Agreement (the "Separation Agreement") pursuant to which the parties agreed that Mr. Ydema is on revocable leave until November 30, 2007 ("Transition End Date") to be available for transition of his projects. Mr. Ydema will take his accrued 2006 and 2007 vacation commencing April 1, 2007 and will receive until the Transition End Date a base salary in the amount of EUR 14,583 gross per month, a car allowance in the amount of 1,278.23, outstanding commission in the amount of 5,926.52, and future commissions in respect of certain customer accounts provided that he remains actively engaged in assisting Entrust GmbH in closing such sales as directed by Entrust GmbH. Mr. Ydema will also receive expenses incurred in accordance with the Company's expense policies until his vacation leave. In addition, Mr. Ydema is subject to certain confidentiality and non-competition obligations. Mr. Ydema released the Company and Entrust GmbH of any claims. Entrust GmbH also released Mr. Ydema of any claims.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRUST INC

Date: March 05, 2007	By:	/s/ David Wagner
David J. Wagner
Senior Vice President, Finance and Chief Financial Officer